Exhibit 99.1
[West Marine Logo]

WEST MARINE REPORTS 8.5% INCREASE IN FIRST QUARTER 2010 NET REVENUES

WATSONVILLE, CA, April 15, 2010 - West Marine, Inc. (Nasdaq: WMAR) today reported net revenues for its 13-week 2010 fiscal first quarter ended April 3, 2010 of $109.6 million, an increase of $8.6 million, or 8.5%, from net revenues of $101.0 million a year ago, primarily due to a $6.9 million, or 8.4%, increase in comparable store sales and $5.0 million in sales from stores opened in 2009 and the first quarter of 2010.  However, the impact of stores closed during 2009 and the first quarter of 2010 effectively reduced net revenues by $3.9 million.  The majority of these closures occurred in connection with our on-going real estate optimization program.

Geoff Eisenberg, Chief Executive Officer of West Marine, said:  “We are very pleased with our first quarter sales results, which were ahead of our expectations.  We believe these results were driven by a number of factors, both external and internal.  From a marketplace perspective, with increased sales of maintenance-type products, we are seeing signs that more people are preparing their boats for usage this year.  We also are seeing recovery in demand for bigger-ticket items, such as boats, motors and electronics.  Further, our expansion in the assortment of clothing and technical apparel is receiving good Customer response.  What is particularly encouraging is that the overall sales improvement was broad-based, across all regions of the country.

“It also appears that we got a boost from the weather during the first quarter of fiscal 2010.  While cold weather in the southeastern part of the country put a damper on sales early in the year, this shortfall was more than offset by the unseasonably mild weather in the northeast during March.

“From a competitive perspective, we are still benefitting from the closure of Boater’s World stores, which was not completed until the mid-part of last year.

“Finally, we believe that our strong inventory position is helping us to fulfill Customer needs and maximize sales.  As we talked about previously, given some vendor challenges we faced last year, we made a strategic decision to bring core goods in earlier and in greater quantity so that we’d be more prepared to respond in the event of an increase in demand.  I am pleased to say that even with first quarter comparable store sales that were up more than 8% versus last year, we have maintained target in-stock levels across the board.

“I want to express appreciation to all our Associates whose efforts and focus on serving our Customers were a key contributor to these strong sales results.”

Net revenues in the Stores segment for West Marine’s 2010 fiscal first quarter were $96.4 million, an increase of $8.1 million, or 9.1%, compared to the same period last year.  West Marine’s Port Supply (wholesale) segment revenues through the distribution centers for fiscal first quarter 2010 were $6.7 million, a decrease of $0.1 million, or 1.6%, compared to the same period last year.  Port Supply sales to wholesale customers through store locations are included in the Stores segment.  Net revenues in the Direct Sales segment for fiscal first quarter 2010 were $6.5 million, an increase of $0.6 million, or 11.1%, compared to the same period last year.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 334 company-operated stores located in 38 states, Puerto Rico and Canada, and two franchised stores located in Turkey.  Our call center and Internet channels offer customers over 50,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.  For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, expectations relating to our ability to manage inventory productivity and improve financial performance in a soft but potentially improving industry, as well as facts and assumptions underlying these expectations.  Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 2, 2010.  Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229